Lawson Products Announces Second Quarter 2019 Results

Sales Growth and Operating Leverage Drive Improved Results

CHICAGO, July 25, 2019 - Lawson Products, Inc. (NASDAQ: LAWS) (“Lawson” or the "Company"), a distributor of products and services to the MRO marketplace, today announced results for the second quarter ended June 30, 2019.

"Our continued strong execution has delivered another quarter of great results and a strengthening of our balance sheet. This improvement was reflected across-the-board with total revenue increasing 6.3% over a year ago quarter, or 7.1% excluding currency fluctuations. Although reported operating income was lower, mainly due to the effect of the 17% increase in our stock price on stock-based compensation, our adjusted operating income grew nearly 31%. We also passed our stated milestone of achieving better than 10% adjusted EBITDA margin for the quarter, excluding the impact of the new lease accounting rule. Our results were driven by continued improvement in Lawson sales rep productivity, strong sales growth at The Bolt Supply House and a contribution from recently acquired Screw Products," said Michael DeCata, president and chief executive officer.

"Our strategy to improve sales rep productivity through ongoing training, support and improved customer fulfillment processes has continued to produce positive results over the past few years. Going forward, we are well positioned to drive additional earnings through leveraging our infrastructure on organic growth and through acquisitions,” said DeCata.

Highlights

•	Sales of $96.1 million increased 6.3% year-over-year. Excluding the impact of currency fluctuations, sales grew 7.1%

•	Lawson MRO segment ADS increased 4.4% primarily driven by a 3.0% growth in sales rep productivity as measured by sales per rep per day

•
Reported operating income was $1.6 million compared to $5.6 million in the second quarter of 2018. Non-GAAP adjusted operating income excluding stock-based compensation and severance expense increased 30.9% to $7.9 million from $6.1 million a year ago. (See reconciliation in Table 1) As a percent of sales adjusted EBITDA was 9.8% which was negatively impacted by .3% from adopting the new lease accounting rule. On a comparable basis, this 10.1% for the quarter exceeded the 8.6% reported in the prior year

•
Reported GAAP net income was $1.3 million or $0.14 per diluted share in the second quarter of 2019 compared to $0.35 a year ago. Adjusted net income, excluding stock-based compensation and severance was $5.9 million or $0.62 per diluted share compared to adjusted per diluted share of $0.39 a year ago. (See reconciliation in Table 2) On a year-to-date basis, adjusted diluted EPS has improved 72% to $1.10 (See reconciliation in Table 2)

•	Net cash generated from operations in the quarter of $8.3 million was used to reduce net borrowings by $7.6 million

Second Quarter Summary Financial Highlights	Three Months Ended June 30,
($ in millions)	2019	2018	Change
Net Sales	$96.1	$90.4	6.3%
Average Daily Net Sales	$1.502	$1.412	6.3%
Number of Business Days	64	64

Reported Operating Income	$1.6	$5.6	(70.8)%
Adjusted Operating Income (1)	$7.9	$6.1	30.9%

Adjusted EBITDA (1)	$9.4	$7.7	21.3%
Margin (1)	9.8%	8.6%	+120 bps
Adjusted EBITDA Margin (2)	10.1%	8.6%	+150 bps

Reported Diluted Earnings Per Share	$0.14	$0.35	$(0.21)
Adjusted Diluted Earnings Per Share (3)	$0.62	$0.39	$0.23

(1) Excludes the impact of stock-based compensation, severance and other non-recurring items. (See reconciliation in Table 1)
(2) 2019 includes the adoption of ASC 842 - Leases which requires certain expenses previously recognized as depreciation expense to be recorded as operating expenses. This accounting change reduced the adjusted EBITDA margin by 0.3% in 2019.
(3) Excludes the impact of stock-based compensation, severance and other non-recurring items. (See reconciliation in Table 2)

Second Quarter Results

Net sales increased 6.3% to $96.1 million in the second quarter of 2019 compared to $90.4 million in the second quarter of 2018. Sales growth reflected a 3.0% increase in the Lawson segment sales rep productivity driven by increases with our government, core and Kent Automotive customers. The Bolt Supply House, which represents approximately 12% of consolidated sales, increased 14.0% reflecting strength across multiple product categories. In addition, Screw Products, which was acquired in the fourth quarter of 2018, contributed to the increase with sales of $0.7 million. Excluding the impact of currency fluctuations, consolidated sales increased 7.1% for the quarter. Average daily sales grew to $1.502 million compared to $1.412 million in the prior year quarter with 64 selling days in both quarters.

Gross profit increased $1.9 million to $51.0 million compared to $49.1 million in the second quarter of 2018, primarily due to sales growth. Consolidated gross profit as a percentage of sales was 53.1% for the second quarter of 2019 compared to 54.4% in the second quarter of 2018. Gross profit margin reflected an increase in the classification of service-related costs combined with growth in sales from Bolt Supply and Screw Products, which have lower gross margin profiles. The core Lawson MRO segment gross margin before giving effect of service-related costs was 60.5% in the second quarter 2019, essentially flat compared to a year ago.

The Company continues to efficiently manage its cost structure. Despite significant sales growth, reported selling expenses decreased slightly to $21.9 million in the second quarter compared to $22.0 million in the prior year quarter. As a percentage of sales, reported selling expenses decreased to 22.8% from 24.3% in the second quarter of 2018 primarily due to leveraging selling expenses over a larger sales base, an increase in service-related costs classified within gross profit and lower selling expenses at Bolt Supply and Screw Products.

General and administrative expenses increased $6.0 million to $27.6 million in the second quarter of 2019 compared to $21.6 million in the prior year quarter. The G&A increase over the prior year reflected a $4.8 million rise in stock-based compensation expense, related predominately to the 17% increase in our stock price, as well as an increase in severance expense of $1.4 million. Excluding these items, general and administrative expenses decreased as a percent of sales to 22.1% from 23.7% a year ago quarter. Other G&A costs were collectively lower than the prior year quarter. During the quarter the Company incurred $1.5 million of severance expense primarily related to the elimination of certain positions to better align various operating areas within the Company.

Reported operating income in the second quarter of 2019 was $1.6 million compared to operating income of $5.6 million in the prior year quarter. Adjusted non-GAAP operating income increased to $7.9 million in the second quarter of 2019 compared to $6.1 million in the prior year quarter. (See reconciliation in Table 1) For the quarter, adjusted EBITDA was $9.4 million, an improvement of 21.3% over the prior year quarter. (See reconciliation in Table1)

Reported net income for the second quarter of 2019 was $1.3 million, or $0.14 per diluted share compared to net income of $3.2 million, or $0.35 per diluted share, for the same period a year ago. Adjusted net income was $5.9 million or $0.62 per diluted share compared to $0.39 a year ago. (See reconciliation in Table 2) On a year-to-date basis, adjusted diluted earnings per share has improved 72% to $1.10. (See reconciliation in Table 2)

At June 30, 2019, Lawson had $7.7 million of available cash and cash equivalents, $8.8 million of borrowings and $30.7 million of available credit.

Conference Call

Lawson Products, Inc. will conduct a conference call with investors to discuss second quarter 2019 results at 9:00 a.m. Eastern Time on July 25, 2019. The conference call is available by direct dial at 1-877-737-7051 in the U.S. or 1-201-689-8878 from outside of the U.S. A replay of the conference call will be available approximately two hours after completion of the call through August 30, 2019. Callers can access the replay by dialing 1-877-481-4010 in the U.S. or 1-919-882-2331 outside the U.S. The PIN access number for the replay is 49542#. A streaming audio of the call and an archived replay will also be available on the investor relations page of Lawson's website through August 30, 2019.

About Lawson Products, Inc.

Founded in 1952, Lawson Products, Inc., headquartered in Chicago, IL, sells and distributes specialty products to the industrial, commercial, institutional and government maintenance, repair and operations market (MRO). The Company is dedicated to helping customers in the U.S. and Canada lower their total cost of operation by increasing productivity and efficiency. The combination of Lawson Managed Inventory and the Company’s problem-solving professionals ensures customers always have the right parts to handle the job. Through The Bolt Supply House, customers in Western Canada have access to products at several branch locations. Under its Kent Automotive brand, the Company provides collision and mechanical repair products to the automotive aftermarket.

Lawson Products ships from several strategically located distribution centers to customers in all 50 states, Puerto Rico, Canada, Mexico, and the Caribbean.

For additional information, please visit https://www.lawsonproducts.com or https://www.kent-automotive.com.

This Release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. The terms "may," "should," "could," "anticipate," "believe," "continues," "estimate," "expect," "intend," "objective," "plan," "potential," "project" and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. These statements are based on management's current expectations, intentions or beliefs and are subject to a number of factors, assumptions and uncertainties that could cause or contribute to such differences or that might otherwise impact the business and include the risk factors set forth in Item 1A of the December 31,

2018, Form 10-K filed on March 4, 2019. The Company undertakes no obligation to update any such factor or to publicly announce the results of any revisions to any forward-looking statements whether as a result of new information, future events or otherwise.
-TABLES FOLLOW-

Lawson Products, Inc.
Condensed Consolidated Statements of Income
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018

Product revenue	$85,996	$80,397	$167,911	$155,367
Service revenue	10,101	9,985	19,529	19,474
Total revenue	96,097	90,382	187,440	174,841

Product cost of goods sold	40,580	37,856	78,587	72,688
Service costs	4,474	3,395	8,887	6,804
Gross profit	51,043	49,131	99,966	95,349

Operating expenses:
Selling expenses	21,867	22,004	43,609	43,944
General and administrative expenses	27,553	21,573	49,190	44,014
Operating expenses	49,420	43,577	92,799	87,958

Operating income	1,623	5,554	7,167	7,391

Interest expense	(146)	(264)	(343)	(504)
Other income (expense), net	339	(777)	811	(490)

Income before income taxes	1,816	4,513	7,635	6,397
Income tax expense	509	1,319	2,182	1,967

Net income	$1,307	$3,194	$5,453	$4,430

Basic income per share of common stock	$0.15	$0.36	$0.61	$0.50

Diluted income per share of common stock	$0.14	$0.35	$0.58	$0.48

Lawson Products, Inc.
Condensed Consolidated Balance Sheets
(Dollars in thousands, except share data)

	June 30,	December 31,
	2019	2018
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$6,915	$11,883
Restricted cash	800	800
Accounts receivable, less allowance for doubtful accounts of $596 and $549, respectively	45,570	37,682
Inventories, net	55,360	52,887
Miscellaneous receivables and prepaid expenses	4,742	3,653
Total current assets	113,387	106,905

Property, plant and equipment, net	17,630	23,548
Deferred income taxes	19,021	20,592
Goodwill	20,794	20,079
Cash value of life insurance	13,167	12,599
Intangible assets, net	12,895	13,112
Lease assets	11,840	—
Other assets	298	307
Total assets	$209,032	$197,142

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Revolving lines of credit	$8,823	$10,823
Accounts payable	16,550	15,207
Lease obligation	3,708	—
Accrued expenses and other liabilities	34,904	40,179
Total current liabilities	63,985	66,209

Security bonus plan	12,353	12,413
Lease obligation	10,500	5,213
Deferred compensation	5,670	5,304
Deferred tax liability	2,900	2,761
Other liabilities	4,292	6,069
Total liabilities	99,700	97,969

Stockholders’ equity:
Preferred stock, $1 par value:
Authorized - 500,000 shares, Issued and outstanding — None	—	—
Common stock, $1 par value:
Authorized - 35,000,000 shares Issued - 9,032,948 and 9,005,716 shares, respectively Outstanding - 8,983,162 and 8,955,930 shares, respectively	9,033	9,006
Capital in excess of par value	16,973	15,623
Retained earnings	84,728	77,338
Treasury stock – 49,786 shares	(1,234)	(1,234)
Accumulated other comprehensive loss	(168)	(1,560)
Total stockholders’ equity	109,332	99,173
Total liabilities and stockholders’ equity	$209,032	$197,142

LAWSON PRODUCTS, INC.
SEC REGULATION G GAAP RECONCILIATIONS
The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, the Company's management believes that certain non-GAAP financial measures may provide users of this financial information with additional meaningful comparisons between current results and results in prior operating periods. Management believes that these non-GAAP financial measures can provide additional meaningful reflection of underlying trends of the business because they provide a comparison of historical information that excludes certain non-operational items that impact the overall comparability. See Tables below for supplemental financial data and corresponding reconciliations to GAAP financial measures for the three and six months ended June 30, 2019 and 2018. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP.

Table 1 - Reconciliation of GAAP Operating Income to Adjusted Non-GAAP Operating Income and Adjusted EBITDA
(Dollars in thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018

Operating income as reported per GAAP	$1,623	$5,554	$7,167	$7,391

Stock-based compensation (1)	4,839	87	5,247	1,057

Severance expense	1,485	64	1,512	692

Discontinued operation accrual (2)	—	529	—	529

Lease termination gain	—	(164)	—	(164)

Adjusted non-GAAP operating Income	7,947	6,070	13,926	9,505

Depreciation and amortization (3)	1,455	1,679	2,933	3,365

Non-GAAP adjusted EBITDA	$9,402	$7,749	$16,859	$12,870

(1)    A portion of stock-based compensation expense varies with the Company's stock price
(2)    Additional estimated future remediation of an environmental matter at the Decatur, Alabama property
(3)    2019 includes the adoption of ASC 842 - Leases which requires certain expenses previously recognized as depreciation expense to be recorded as operating expenses of $0.7 million.

Table 2 - Reconciliation of GAAP Net Income and Diluted EPS to
Non-GAAP Adjusted Net Income and Adjusted Diluted EPS
(Dollars in Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended June 30,
	2019		2018
	Amount	Diluted EPS (2)	Amount	Diluted EPS (2)
Net Income, as reported per GAAP	$1,307	$0.14	$3,194	$0.35
Pretax adjustments:
Stock-based compensation	4,839	0.52	87	0.01

Severance expense	1,485	0.16	64	0.01

Lease termination gain	—	—	(164)	(0.02)

Discontinued operation accrual	—	—	529	0.06

Pretax adjustments	6,324	0.68	516	0.06

Tax effect (1)	(1,771)	(0.20)	(151)	(0.02)

Total adjustments, net of tax	4,553	0.48	365	0.04

Non-GAAP adjusted net income	$5,860	$0.62	$3,559	$0.39

(1)	Tax effected at quarterly effective tax rate of 28.0% for 2019 and 29.2% for 2018

(2)	Pretax adjustments to diluted EPS calculated on 9.381 million and 9.217 million of diluted shares for 2019 and 2018, respectively

	Six Months Ended June 30,
	2019		2018
	Amount	Diluted EPS (2)	Amount	Diluted EPS (2)
Net Income, as reported per GAAP	$5,453	$0.58	$4,430	$0.48
Pretax adjustments:
Stock-based compensation	5,247	0.56	1,057	0.11

Severance expense	1,512	0.16	692	0.08

Lease termination gain	—	—	(164)	(0.02)

Discontinued operation accrual	—	—	529	0.06

Pretax adjustments	6,759	0.72	2,114	0.23

Tax effect (1)	(1,933)	(0.20)	(649)	(0.07)

Total adjustments, net of tax	4,826	0.52	1,465	0.16

Non-GAAP adjusted net income	$10,279	$1.10	$5,895	$0.64

(1)	Tax effected at quarterly effective tax rate of 28.6% for 2019 and 30.7% for 2018

(2)	Pretax adjustments to diluted EPS calculated on 9.348 million and 9.200 million of diluted shares for 2019 and 2018, respectively

Table 3 - Historic Core Lawson Segment Sales and Sales Rep Productivity
(Dollars in Thousands)
(Unaudited)
	Three Months Ended
	Jun. 30 2019	Mar. 31 2019	Dec. 31 2018	Sep. 30 2018	Jun. 30 2018

Number of business days	64	63	61	63	64

Average daily net sales (dollars in thousands)	$1,316	$1,297	$1,258	$1,249	$1,260
Year over year increase	4.4%	6.9%	5.6%	4.0%	7.5%
Sequential quarter increase (decrease)	1.5%	3.1%	0.7%	(0.9)%	3.9%

Average active sales rep. count (1)	980	991	989	967	966
Period-end active sales rep count	982	986	994	978	968

Sales per rep. per day	$1.343	$1.308	$1.272	$1.292	$1.304
Year over year increase	3.0%	4.4%	5.4%	6.6%	9.1%
Sequential quarter increase (decrease)	2.7%	2.8%	(1.5)%	(0.9)%	4.1%

(1)	Average active sales rep count represents the average of the month-ends sales representative count

Table 4 - Consolidated Quarterly Results
(Dollars in Thousands)
(Unaudited)
	Three Months Ended
	Jun. 30 2019	Mar. 31 2019	Dec. 31 2018	Sep. 30 2018	Jun. 30 2018

Average daily net sales	$1,502	$1,450	$1,414	$1,405	$1,412
Year over year increase	6.3%	8.2%	7.0%	17.0%	20.5%
Sequential quarter increase (decrease)	3.6%	2.5%	0.6%	(0.5)%	5.3%

Net Sales	$96,097	$91,343	$86,266	$88,530	$90,382
Gross profit (1)	51,043	48,923	46,083	48,108	49,131

Gross profit percentage (1)	53.1%	53.6%	53.4%	54.3%	54.4%

Selling, general & administrative expenses	$49,420	$43,379	$41,998	$50,374	$43,577

Operating income (loss)	$1,623	$5,544	$4,085	$(2,266)	$5,554

(1)	Reflects the adoption of ASC 606 - Revenue Recognition effective January 1, 2018 including the classification of certain selling costs as a reduction of gross profit

Contact

Investor Relations:
Lawson Products, Inc.
Ronald J. Knutson
Executive Vice President and Chief Financial Officer
773-304-5665